CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF


                      J. CREW OUTFITTERS, INC.
                      -----------------------
                      (Exact corporate name)


      The undersigned corporation, for the purpose of amending its Certificate of Incorporation and pursuant to the provisions of
Section 14A: 9-4(3) of the New Jersey Business Corporation Act, hereby executes the following Certificate of Amendment:

      FIRST: The name of the corporation (hereinafter called the "Corporation") is J. CREW OUTFITTERS, INC.

      SECOND: The following amendment was adopted by the sole shareholder of the Corporation on September 8. 1996, in the manner prescribed by the New Jersey Business Corporation
      Act: Article FIRST of the Certificate of Incorporation is hereby amended to read as follows:

           "The name of the Corporation is J. CREW INC."

      THIRD: The number of shares of the Corporation entitled to vote at the time of the adoption of said amendment was One
      Hundred (100) Shares.

      FOURTH: The adoption of said amendment was by the written consent of the holder of the One Hundred (100) outstanding shares of the Corporation in lieu of a meeting of shareholders.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized
Vice President as of the 15th day of September 1986.

                                    By /s/ Arthur Cinader
                                      ---------------------------
                                       Arthur Cinader, President